Exhibit 99.1

ACETO Corporation
4 Tri Harbor Court
Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2013 Fourth Quarter and Year End Results

Board declares regular quarterly dividend of $0.06 per share, an increase of 9%

FISCAL 2013 FULL YEAR HIGHLIGHTS (Comparisons to FY 2012):

●	Net sales increased 12.4% to $499.7 million, a record level
●	Gross profit increased 19.8% to $98.3 million, a record level
●	Reported GAAP net income increased 31.5% to $22.3 million, a record level
●	Non-GAAP adjusted net income increased 39.3% to $24.3 million
●	Reported GAAP EPS increased 28.6% to $0.81, a record level
●	Non-GAAP adjusted EPS increased 36.9% to $0.89

PORT WASHINGTON, NY – August 28, 2013 – ACETO Corporation (NASDAQ:ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, announced today results of operations for its fiscal 2013 fourth quarter and twelve months ended June 30, 2013.

Sal Guccione, Chief Executive Officer of ACETO, stated, “We are very pleased with the results achieved in the fiscal fourth quarter and for the full fiscal 2013 year. For the fourth quarter, we achieved sales of $123.1 million, an increase of 11% versus last year’s fourth quarter. Reported earnings for the quarter were $0.19 per diluted share as compared to $0.15 last year, an increase of 27%. Our strong performance in the fiscal 2013 fourth quarter was largely attributed to growth in our Human Health segment. Recent product launches from Rising Pharmaceuticals continue to fuel the segment’s growth.”

“Regarding our fiscal 2013 full year results, we are delighted to report new records for the Company’s net sales, net income and EPS.  Sales for the fiscal year 2013 increased by over 12% to $499.7 million compared to fiscal 2012, primarily driven by our Human Health and Pharmaceutical Ingredients segments.  Increased sales results and gross margin expansion drove our reported net income to $22.3 million, a 32% increase over fiscal year 2012.  Our reported diluted earnings per share also reached a record level of $0.81 compared to $0.63 for our last fiscal year.  On a non-GAAP basis, fiscal 2013 earnings per diluted share were $0.89, compared to $0.65 in the prior fiscal year, an increase of 37%.”

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Mr. Guccione noted, “Research and development expenses increased by 80% in fiscal 2013, reaching $2.8 million, as we increased our investment in Rising’s product pipeline.   Other SG&A, excluding contingent consideration related to the Rising Pharmaceutical acquisition and other non-GAAP charges, increased by approximately 8%.”

Mr. Guccione concluded, “We are excited to enter fiscal 2014 with positive momentum and a strong balance sheet, and we remain committed to our internal and external growth initiatives.  Finally, we are also pleased to announce that the Board of Directors has approved a fourth quarter dividend payment of $0.06 per share, an increase of 9%.”

 FINANCIAL REVIEW

Net sales for the fiscal 2013 fourth quarter were $123.1 million, an increase of 11.0% from $110.9 million reported in the fiscal 2012 fourth quarter. Sales in the Human Health segment increased by 37.4%, largely driven by new generic product launches in Rising Pharmaceuticals, as well as growth in sales of domestic nutritional supplements. Performance Chemicals and Pharmaceutical Ingredients revenue growth was modest in the fiscal 2013 fourth quarter. Total company gross profit increased 18.4% to $24.5 million in the 2013 fiscal fourth quarter, compared to $20.7 million in the fiscal 2012 fourth quarter.  Selling, general and administration expense was $16.1 million in fiscal 2013 fourth quarter, up 7.3% from the same period in fiscal 2012.  Net income increased 35.7% to $5.4 million, or $0.19 per diluted share, for the fiscal 2013 fourth quarter, compared to net income of $4.0 million, or $0.15 per diluted share, for the comparable quarter of fiscal 2012. For fiscal 2013 fourth quarter, the additional accrued contingent consideration related to the Rising acquisition was $0.4 million.  After adjusting for this charge, the fiscal 2013 fourth quarter net income was $5.6 million, or $0.20 per diluted share.

Net sales for the fiscal year ended June 30, 2013 were $499.7 million, a 12.4% increase from $444.4 million for fiscal year 2012. Gross profit for fiscal 2013 was $98.3 million, an increase of 19.8% from $82.0 million in fiscal 2012.  Selling, general and administrative expense was $63.9 million for the twelve months ended June 30, 2013, up 12.7% from the same period 2012.  For fiscal 2013, the Company reported net income of $22.3 million, or $0.81 per diluted share, compared to $17.0 million, or $0.63 per diluted share in fiscal 2012.  Net income for fiscal 2013 increased by 31.5% and earnings per diluted share increased by 28.6%.  For fiscal 2013, the additional accrued contingent consideration related to the Rising acquisition was $3.2 million.  After adjusting for this charge, ACETO’s non-GAAP net income for fiscal 2013 was $24.3 million, or $0.89 per share.

DIVIDEND DECLARATION

The Board of Directors declared a regular quarterly dividend of $0.06 per common share. This quarterly cash dividend will be distributed on September 27, 2013 to shareholders of record as of September 16, 2013.  This quarterly dividend represents an increase of 9% on an annualized basis.

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CONFERENCE CALL

The Company will conduct a conference call at 9:00 a.m. ET on Thursday, August 29, 2013 to discuss the operating results for the fourth quarter and fiscal year ended June 30, 2013. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the ACETO call (conference ID # 35393840).  The conference call will also be webcast live via the Investor Relations section of our website, www.aceto.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 11:30 a.m. ET on Thursday, August 29, 2013 until 11:59 p.m. ET on Friday, September 6, 2013.  Dial 888-843-7419 (630-652-3042 for international callers) and enter the code 35393840# for the phone replay.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sale and distribution of products for Human Health (finished dosage form generics and nutraceutical products), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).  With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical industries.  ACETO’s global operations, including a staff of 25 in China and 12 in India, are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2012 and other filings. Copies of these filings are available at www.sec.gov.

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Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:
Stephanie Carrington/David Burke
The Ruth Group
(646) 536-7017/7009
scarrington@theruthgroup.com
dburke@theruthgroup.com

(Financial Tables on Following Pages)

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Aceto Corporation and Subsidiaries
 Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$123,115	$110,949	$499,690	$444,388
Cost of sales	98,584	90,235	401,419	362,356
Gross profit	24,531	20,714	98,271	82,032
Gross profit %	19.93%	18.67%	19.67%	18.46%

Selling, general and administrative expenses	16,086	14,988	63,855	56,666
Operating income	8,445	5,726	34,416	25,366

Other (expense) income, net of interest expense	(202)	(437)	134	(626)

Income before income taxes	8,243	5,289	34,550	24,740
Income tax provision	2,841	1,308	12,222	7,759
Net income	$5,402	$3,981	$22,328	$16,981

Net income per common share	$0.20	$0.15	$0.83	$0.64

Diluted net income per common share	$0.19	$0.15	$0.81	$0.63

Weighted average shares outstanding:
Basic	27,332	26,671	27,050	26,587
Diluted	27,775	27,006	27,450	26,812

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Aceto Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per-share amounts)

	June 30, 2013	June 30, 2012

Assets
Current Assets:
Cash and cash equivalents	$33,231	$24,862
Investments	2,144	1,518
Trade receivables: less allowances for doubtful accounts: June 30, 2013 $1,294; and June 30, 2012 $887	90,108	74,744
Other receivables	5,283	2,979
Inventory	83,849	84,687
Prepaid expenses and other current assets	2,984	2,231
Deferred income tax asset, net	701	948

Total current assets	218,300	191,969

Property and equipment, net	11,410	11,705
Property held for sale	4,058	3,752
Goodwill	33,526	33,495
Intangible assets, net	40,831	45,251
Deferred income tax asset, net	8,055	4,719
Other assets	7,250	8,389

Total Assets	$323,430	$299,280

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$11,714	$6,713
Accounts payable	39,222	42,007
Accrued expenses	38,971	24,921
Total current liabilities	89,907	73,641

Long-term debt	20,355	39,052
Long-term liabilities	13,413	12,943
Environmental remediation liability	5,109	5,633
Deferred income tax liability	6	8
Total liabilities	128,790	131,277

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value:
(40,000 shares authorized; 27,831 and 26,937 shares issued and outstanding at June 30, 2013 and June 30, 2012, respectively)	278	269
Capital in excess of par value	72,845	64,071
Retained earnings	118,615	102,344
Accumulated other comprehensive income	2,902	1,319
Total shareholders’ equity	194,640	168,003

Total liabilities and shareholders’ equity	$323,430	$299,280

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Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30, 2013	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2013	(unaudited) Three Months Ended June 30, 2012	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2012	(unaudited) Twelve Months Ended June 30, 2013	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2013	(unaudited) Twelve Months Ended June 30, 2012	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2012

Net income, as reported	$5,402	$0.19	$3,981	$0.15	$22,328	$0.81	$16,981	$0.63

Adjustments:
Earn out costs	404	0.02	761	0.03	3,244	0.12	761	0.03
Separation charges	-	-	-	-	-	-	884	0.03

Adjusted income excluding charges	5,806	0.21	4,742	0.18	25,572	0.93	18,626	0.69
Adjustments to provision for income taxes	158	0.01	297	0.01	1,265	0.04	1,171	0.04

Adjusted net income (Non-GAAP)	$5,648	$0.20	$4,445	$0.17	$24,307	$0.89	$17,455	$0.65

Diluted weighted average shares outstanding	27,775	27,775	27,006	27,006	27,450	27,450	26,812	26,812

NOTE:  Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.
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